Exhibit 99.1

Ebix Reports Conclusion of SEC Investigation and Dismissal of All Pending Securities Claims Against

Ebix and its Officers in United States District Court for the Southern District of New York (SDNY)

Johns Creek, G.A. – April 1, 2024 – Ebix, Inc. (OTC: EBIXQ) a leading international supplier of On-Demand software and E-commerce services to the insurance, financial, healthcare, and e-learning industries, announced today that the Securities and Exchange Commission (SEC) has concluded its investigation of Ebix and officially communicated that it does not intend to recommend an enforcement action by the SEC against Ebix. This non-public investigation was carried out by the SEC in response to the RSM resignation and the subsequent Hindenburg short report.

In another event, Ebix also announced that it has won the Second Circuit appeal in the United States District Court for the Southern District of New York (SDNY), with all the pending securities fraud claims against Ebix and its officers, filed in the SDNY being dismissed with prejudice and the dismissal affirmed on appeal. This class action suit - Ebix, Inc. (“Ebix”) vs. Rahul Saraf (the “Plaintiff”), was filed in the SDNY after the RSM resignation and the subsequent Hindenburg short report.

About Ebix, Inc.

With approximately 200 offices across 6 continents, Ebix, Inc., (OTC:EBIXQ) endeavors to provide on-demand infrastructure exchanges to the insurance, financial services, travel, and healthcare industries.

With a “Phygital” strategy that combines over 650,000 physical distribution outlets in India and many Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio of software and services encompasses domestic and international money remittance, foreign exchange (Forex), travel, pre-paid gift cards, utility payments, lending and wealth management across 75+ countries including India. EbixCash’s Forex operations are carried out primarily through 82 retail branches, 62 retail kiosks in 16 international airports, including Delhi, Mumbai, Hyderabad, Chennai and Kolkata, 12 seaports, over 250 franchise partners across 69 cities, as well as offered through more than 1200 corporate clients, more than 27 bank clients, and 5-star hotels in India. EbixCash, through its travel portfolio of Via and Mercury, is also one of the leading non-bank travel exchanges based in India and catering to approximately 517,000 agents and approximately 17,900 registered corporate clients. EbixCash’s financial technologies business offers software solutions at the enterprise level for banks, asset and wealth management companies and trust companies within India, Southeast Asia, the Middle East and Africa. EbixCash’s business process outsourcing services provide information technology and call center services to a variety of industries.

Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

CONTACT:

IR@ebix.com

Or

satish.sapru@Ebix.com